Exhibit 18

November 9, 2012

Board of Directors

Cambium Learning Group, Inc.

17855 N. Dallas Parkway, Suite 400

Dallas, Texas 75287

Dear Sirs/Madams:

Note 5 of the Notes to the Condensed Consolidated Financial Statements of Cambium Learning Group, Inc. (the “Company”) included in its Form 10-Q for the period September 30, 2012 describes a change in the method of accounting regarding the date of the Company’s annual impairment assessment for goodwill and other indefinite-lived intangible assets from December 1 to October 1. There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States) of any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2011, and therefore we do not express any opinion on any consolidated financial statements of the Company subsequent to that date.

Yours truly,

/s/ Whitley Penn LLP

Dallas, Texas